EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-203205, Form F-3 No. 333-213343, Form S-8 No. 333-213344 and Form F-3 No. 333-227129) of our report dated February 15, 2019 (except Note 3, as to which the date is August 1, 2019) with respect to the consolidated financial statements of Ardmore Shipping Corporation, and our report dated February 15, 2019 (except for the effect of the material weakness described in the third paragraph of our report, as to which the date is August 1, 2019) with respect to the effectiveness of internal control over financial reporting of Ardmore Shipping Corporation included in this Annual Report (Form 20-F/A) for the year ended December 31, 2018.

/s/ Ernst & Young

Dublin, Ireland

August 1, 2019